UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 10, 2014

The Goodyear Tire & Rubber Company
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-1927	34-0253240
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

200 Innovation Way, Akron, Ohio		44316-0001
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	330-796-2121

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

Venezuelan Operations

Effective January 24, 2014, Venezuela’s exchange rate applicable to the settlement of certain transactions, including payments of dividends and royalties, changed to the Complementary System of Foreign Currency Administration ("SICAD I") auction rate. The SICAD I auction rate was 11.4 bolivares fuertes to the U.S. dollar on January 24, 2014 and 10.7 at March 31, 2014. The official exchange rate for settling certain transactions through the National Center of Foreign Trade ("CENCOEX"), including imports of essential goods, remains at 6.3 bolivares fuertes to the U.S. dollar. Based on these changes, we are changing the exchange rate used to remeasure our Venezuelan subsidiary’s financial statements in U.S. dollars to the SICAD I auction rate. We continue to believe that transactions for imports of essential goods, such as certain raw materials needed for the production of tires, will be settled at the official exchange rate of 6.3 bolivares fuertes to the U.S. dollar and we have continued to receive authorizations and payments at this rate.

As a result of the remeasurement, we expect to record a pre-tax foreign currency exchange charge in the first quarter of 2014 of approximately $160 million ($135 million after-tax). The SICAD I exchange rate is a floating auction-based rate. If in the future the SICAD I exchange rate increases, we may realize additional losses on the remeasurement of our bolivar fuerte-denominated assets and liabilities to U.S. dollars.

In addition, as noted in our Annual Report on Form 10-K for the year ended December 31, 2013, the Company has been in labor negotiations with its workforce at its Venezuela manufacturing facility. On April 5, 2014, associates at the manufacturing facility ratified our new labor contract, which is subject to customary government approvals. Prior to the agreement, labor-related issues in Venezuela resulted in reduced production and sales which adversely impacted first quarter Latin America segment operating income by approximately $30 million compared to the fourth quarter 2013 period. The impact exceeded our prior estimate of $15 million to $20 million.

While we expect the environment in Venezuela to remain volatile, recent developments related to government price and profit margin controls, which may limit our ability to offset the impact of the change to the SICAD I auction rate, and the labor related issues described above are expected to adversely impact Latin America’s 2014 segment operating income by approximately $40 million to $60 million.

The Company reaffirms the financial targets announced in September 2013, which include total company segment operating income growth of 10% to 15% annually for 2014 to 2016. In addition, these developments in Venezuela do not impact our previously announced capital allocation plan.

Forward-Looking Statements

Certain information contained in this Form 8-K may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to implement successfully strategic initiatives; actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; a labor strike, work stoppage or other similar event; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Goodyear Tire & Rubber Company

April 10, 2014	By:	Laura K. Thompson

Name: Laura K. Thompson
Title: Executive Vice President and Chief Financial Officer